Exhibit 10.6

February 28, 2020

Josh Lehrer

[***]

[***]

Re:	Executive Offer Letter

Dear Josh,

Integral Medicines, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment pursuant to the terms of this Executive Offer Letter (the “Agreement”).

1. Start Date. Provided that you satisfy the conditions described in the last subsection of this Agreement, your first day of employment with the Company will be March 15th or another date mutually agreed upon in writing between you and the Company. The actual day you begin employment will be referred to as the “Start Date” and the period between the Start Date and your date of termination shall be referred to as the “Term”.

2. Position. During the Term, your title will be Chief Executive Officer, and you will report to the Company s Board of Directors (the “Board”). This is a full-time, overtime exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Promptly following your Start Date, the Company will appoint you to the Board as the “CEO Director,” to serve in such position for so long as you remain Chief Executive Officer of the Company.

Provided that such consulting agreement and/or services do not create a conflict of interest with the Company or impose any legal obligations on you that would prohibit you from performing your duties to the Company (including based on this Agreement, the PIIA, or any applicable law), you will be permitted to engage in a consulting agreement with and/or perform services for Global Blood Therapeutics, Inc., provided that: (i) such agreement and services shall terminate prior to the 6 month anniversary of the Start Date (except for services exclusively related to membership on the R&D subcommittee of the Board of Directors of Global Blood Therapeutics, Inc., which services may be performed indefinitely subject to the provisions of this Agreement), (ii) do not require you to commit more than 2 hours per week, and (iii) in the case of membership on the R&D subcommittee of the Board of Directors of Global Blood Therapeutics, Inc., do not require more than 4 hours per quarter annum.

3. Compensation, Benefits and Related Matters.

(a) Base Salary. Initially, the Company will pay you a base salary at the rate of $425,000 per year, payable in accordance with the Company’s standard payroll schedule. Your base salary may be subject to review and adjustment by the Company from time to time.

(b) Annual Performance Bonus. For each calendar year during the Term, you will be eligible to earn an annual performance bonus. Your initial target annual bonus will be 40% of your base salary, and that target will be prorated for 2020 based on the portion of the year after the Start Date. To earn an annual performance bonus for any particular calendar year of employment, (i) the Company and you must achieve applicable performance metrics, to be established and determined by the Company in its sole discretion, and (ii) you must remain employed by the Company on the date the bonus is paid (which will be no later than March 15th of the calendar year following the calendar year to which the bonus pertains).

(c) Equity Compensation. Subject to the approval by the Board, you will be granted the right to purchase a number of shares of the Company’s Common Stock (the “Purchase Right”), which is expected to represent 4.5% of the fully diluted equity capitalization of the Company immediately following the first date on which the Company has sold preferred stock with aggregate gross proceeds to the Company in the amount of at least $10,000,000 cumulatively to such date. Any purchase of shares subject to the Purchase Right will be governed by the terms and conditions of your stock purchase agreement and will include a repurchase option in favor of the Company that will be released as your shares vest in accordance with the following vesting schedule: (x) 25% of the total shares subject to the Purchase Right will vest on the 12-month anniversary of the Start Date, subject to your continuous service with the Company on such vesting date, and (y) 1/48th of the total shares subject to the Purchase Right will vest in monthly installments thereafter, subject in each case to your continuous service with the Company on each such vesting date. The exercise price per share subject to the Purchase Right will be equal to the fair market value of one share of the Company’s Common Stock as determined by the Board in good faith on the date the Board approves grant of the Purchase Right. The Purchase Right, and any additional equity awards granted by the Company to you in the future, shall be subject to acceleration of vesting substantially as follows: If within a Sale Event Window (as defined below), (a) the Company terminates your employment without Cause (as defined below), or (b) you terminate your employment for Good Reason (as defined below), and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and subject to your signing the Separation Agreement (as defined below) and the Separation Agreement becoming effective within sixty (60) days of such termination, then 100% of the shares that are subject to vesting and are unvested as of the date of such termination will immediately become fully vested (the “Double-Trigger Acceleration”); any forfeiture or lapsing of such shares shall be delayed until the sixtieth (60th) day after the date of such termination and shall only occur if the Separation Agreement does not become effective on or before that sixtieth (60th) day.

(d) Reimbursement of Expenses. All reasonable business expenses that are documented by you and incurred in the ordinary course of business during the Term will be reimbursed in accordance with the Company’s standard policies and procedures.

(e) Employee Benefits. As an employee of the Company, you will be eligible during the Term to participate in Company-sponsored benefits generally made available to the Company’s executive employees. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. For so long as you serve as an executive officer or director of the Company, the Company shall indemnify you and provide you with D&O insurance coverage to the same extent that it indemnifies and provides D&O insurance coverage to the members of the Company’s board of directors and its other most senior executive officers.

4. Termination. Subject to the terms of this Section 4, your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time during the Term for no reason or for any reason not otherwise specifically prohibited by law, and any contrary representations that may have been made to you are superseded by this Agreement.

(a) Compensation and Benefits Upon Termination Generally. If your employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to you any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits you may have under the Company’s employee benefit plans through the date of termination (the “Accrued Benefit”).

(b) Compensation and Benefits Upon Termination Without Cause or for Good Reason Outside of a Sale Event Window. If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, outside of a Sale Event Window, then, in addition to the Accrued Benefit and subject to you signing the Separation Agreement and the Separation Agreement becoming effective within sixty (60) days of such termination, the Company shall pay you the Severance Amount (defined below).

(c) Compensation and Benefits Upon Termination Without Cause or for Good Reason During a Sale Event Window. If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, during a Sale Event Window, then, in addition the Double-Trigger Acceleration, you shall be entitled to receive the Accrued Benefit and the Severance Amount.

(d) Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Cause” means (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) your conviction of, or plea of nolo contendere to, (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any willful misconduct by you that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iv) your continued willful non-performance of your responsibilities hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (v) your willful breach of any obligation in the PIIA; (vi) an intentional, material violation by you of any of the Company’s written employment policies; or (vii) your failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Good Reason” means that you have complied with the Good Reason Process (defined below) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; provided that a Sale Event of the Company and subsequent conversion of the Company to a division or unit of the surviving or acquiring entity will not result in a material diminution absent a material diminution of your responsibilities, authority or duties with respect to such division or unit; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated employees; (iii) the Company shall have required that you relocate your principal work location to any place which is more than fifty (50) miles from your principal place of work as of the Start Date; or (iv) the material breach of this Agreement by the Company.

“Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Sale Event” means (1) a merger or consolidation in which the Company is a constituent party (or in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the assets of the Company other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition.

“Sale Event Window” means the period beginning three (3) months before and ending twelve (12) months following a Sale Event of the Company.

“Separation Agreement” means a separation agreement in a form satisfactory to the Company containing, among other provisions, a release of claims in favor of the Company and its related persons and entities, nondisparagement, and reaffirmation of post-employment continuing obligations to the Company under the PIIA.

“Severance Amount” means an amount equal to (i) if termination occurs prior to the first date on which the Company has sold preferred stock with aggregate gross proceeds to the Company in the amount of at least $20,000,000 cumulatively to such date (such date, the “Second Tranche Closing”), six (6) months of your final base salary rate or (ii) if termination occurs subsequent to the Second Tranche Closing, twelve (12) months of your final base salary rate, in either case, plus, if you are participating in the Company’s group health insurance plans on the effective date of termination and timely elect and remains eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, (a) six (6) months of the employer-paid portion of your COBRA premiums (including family coverage, if applicable) if termination occurs prior to the Second Tranche Closing or (b) twelve (12) months of the employer-paid portion of your COBRA premiums (including family coverage, if applicable) if termination occurs subsequent to the Second Tranche Closing. When due under Sections 4(b) or 4(c), the Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice (I) over six (6) months if termination occurs prior to the Second Tranche Closing or (II) over twelve (12) months if termination occurs subsequent to the Second Tranche Closing, in either case, commencing within sixty (60) days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination before the Separation Agreement became effective. The Severance Amount is intended, and shall be interpreted, to: (x) comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated thereunder; or (y) be exempt from Code Section 409A as a “short term deferral,” within the meaning of Treas. Reg. Section 1.409A-1(b)(4), or as “separation pay,” within the meaning of Treas. Reg. Section 1.409A-1(b)(9). In all events, this Agreement shall be interpreted and administered consistent with such intent. If the Severance Amount is to be paid in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

5. Covenants.

(a) Proprietary Information and Inventions Agreement. As a condition of your employment with the Company and as a material term of this Agreement, you agree to execute contemporaneously with the execution of this Agreement and comply during and after the Term with the Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Attachment A, the terms of which are hereby incorporated by reference into this Agreement.

(b) Litigation and Regulatory Cooperation. During and after the Term, you shall cooperate fully with the Company and all of its subsidiaries and affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. To the extent the Company requests such cooperation after the Term, the Company shall provide you reasonable compensation and use reasonable efforts to minimize disruption to you.

6. Miscellaneous.

(a) Consent to Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in San Mateo County, California. Accordingly, with respect to any such court action, you (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process; and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(b) Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

If any payment or benefit you would receive from the Company pursuant to the Severance Amount or Double-Trigger Acceleration or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of 26 U.S. Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by 26 U.S. Code Section 4999 (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments and/or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: reduction of current cash payments; reduction of deferred cash payments subject to 26 U.S. Code Section 409A; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your stock awards.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Sale Event will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Sale Event, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it will furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

(c) Integration. This Agreement, together with the PIIA and any other plans or agreements referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

(d) Successors. This Agreement shall inure to the benefit of and be enforceable by your personal representatives, executors, administrators, heirs, distributees, devisees and legatees.

(e) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein.

(g) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(h) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, to the Company, at its main offices, attention of the Board.

(i) Successors to and Assigns of the Company. This Agreement and the PIIA shall inure to the benefit and be enforceable by the Company’s successors and assigns.

(j) Amendment. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

(k) Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principle of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

(m) Conditions of Offer. As with all employees, the Company’s offer of employment to you is also conditioned on your submission of satisfactory proof of your identity and your legal authorization to work in the United States and, if requested, your completion of a standard background check to the satisfaction of the Company. This offer is also conditioned on you signing and returning this Agreement and the PIIA to the Company by no later than March 1st, 2020.

[Signature Page Follows]

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and returning a copy of this Agreement and the PIIA by the date specified in the last subsection of the Agreement.

Very truly yours,

Integral Medicines, Inc.

By:	/s/ Jerel Davis
Name:	Jerel Davis
Title:	President
Date:	3/1/2020

I have read and accept this Agreement:

/s/ Josh Lehrer
Josh Lehrer

Date: 28 Feb 2020

ATTACHMENT A TO EXECUTIVE EMPLOYMENT AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(attached)